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                                 CODE OF ETHICS

                    LINCOLN NATIONAL VARIABLE ANNUITY FUND A
                  LINCOLN NATIONAL AGGRESSIVE GROWTH FUND, INC.
                        LINCOLN NATIONAL BOND FUND, INC.
                LINCOLN NATIONAL CAPITAL APPRECIATION FUND, INC.
                    LINCOLN NATIONAL EQUITY-INCOME FUND, INC.
               LINCOLN NATIONAL GLOBAL ASSET ALLOCATION FUND, INC.
                  LINCOLN NATIONAL GROWTH AND INCOME FUND, INC.
                    LINCOLN NATIONAL INTERNATIONAL FUND, INC.
                       LINCOLN NATIONAL MANAGED FUND, INC.
                    LINCOLN NATIONAL MONEY MARKET FUND, INC.
                  LINCOLN NATIONAL SOCIAL AWARENESS FUND, INC.
                  LINCOLN NATIONAL SPECIAL OPPORTUNITIES, INC.


I.       CREDO:

IT IS THE DUTY OF ALL LINCOLN FUNDS' (AS DEFINED BELOW, EACH HEREAFTER REFERRED TO AS THE "FUND") EMPLOYEES, OFFICERS AND DIRECTORS TO CONDUCT THEMSELVES WITH INTEGRITY AND AT ALL TIMES TO PLACE THE INTERESTS OF SHAREHOLDERS FIRST. IN THE INTEREST OF THIS CREDO, ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

Rule 17j-1, as amended, under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons, including any employee, officer or director of the Fund, and the Fund's investment adviser/sub-adviser, in connection with the purchase or sale by such person of a security held or to be acquired by the Fund:

-    To employ any device, scheme or artifice to defraud the Fund;

- To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances in which they are made, not misleading;

- To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

-    To engage in any manipulative practice with respect to the Fund.


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The Rule also requires that the Fund, its Adviser, and Sub-Advisers adopt a written Code of Ethics ("Code") containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

The Code of Ethics is being adopted by the Fund in compliance with the requirement of Rules 17j-1, as amended, and to effect the purpose of the Credo set forth above.

I.       DEFINITIONS:

"ACCESS PERSON" means any director, officer, general partner, Investment Personnel or Advisory Person of the Fund or of the Fund's Adviser. Those persons deemed Access Persons will be notified of this designation.

"ADVISER" means Lincoln Investment Management, Inc. for all Lincoln Funds except the Lincoln National Variable Annuity Fund A ("Fund A"). The Lincoln National Life Insurance Company is the Adviser for Fund A.

"ADVISORY PERSON" means: (i) any employee of the Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sales of Covered Securities; (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with respect to the purchase or sales of Covered Securities by the Fund.

"BENEFICIAL OWNERSHIP" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Beneficial Ownership means, among other things, the powers to (i) vote or control the voting securities; (ii) transfer securities or control their transfer; (iii) receive income from securities or control the disposition of the income; or (iv) receive or control the disposition of the proceeds through liquidation.

Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security.

For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confers the right to acquire the underlying security at a fixed price constitutes Beneficial Ownership of the underlying security itself.

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"COMPLIANCE COMMITTEE" will consist of the Board of Directors and senior investment personnel of Lincoln Investment Management, Inc., the Compliance Director, the President of the Funds or his designee, and Counsel to the Funds.

"COMPLIANCE DIRECTOR" means the individual designated by the Fund to make decisions and offer advice regarding Rule 17j-1, as amended, and the Code of Ethics adopted by the Fund.

"CONTROL" shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"COVERED SECURITY" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include:

- Direct obligations of the Government of the United States;
- Bankers'acceptances and bank certificates of deposit;
- Commercial paper;
- High Quality Short-Term Debt Instruments including repurchase agreements; and
- Shares of open-end registered investment companies.

In addition, the purchase, sale or exercise of a derivative security shall constitute the purchase or sale of the underlying security. However, the purchase or sale of the debt instrument of an issuer which does not give the holder the right to purchase the issuer's stock at a fixed price, does not constitute a purchase or sale of the issuer's stock.

"HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS" shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

"INTERESTED DIRECTOR" means a Director or Manager of the investment company who is an interested person within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

"INDEPENDENT DIRECTOR" means a Director or Manager of the Fund who is NOT an interested person within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

"INVESTMENT PERSONNEL" means: (i) any employee of the Fund or its Adviser (or of any company in a control relationship to the Fund or its Adviser) who, in connection with his or her regular functions or duties, makes or participates in the making of recommendations regarding purchases or sales of securities by the Fund; (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel by definition are Access Persons.

"LINCOLN FUNDS" AND "FUND" means Lincoln National Variable Annuity Fund A ("Fund A"), Lincoln National Aggressive Growth Fund, Inc., Lincoln National Bond Fund, Inc., Lincoln

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National Capital Appreciation Fund, Inc., Lincoln National
Equity-Income Fund, Inc., Lincoln National Global Asset Allocation Fund, Inc., Lincoln National Growth and Income Fund, Inc., Lincoln National International Fund, Inc., Lincoln National Managed Fund, Inc., Lincoln National Money Market Fund, Inc., Lincoln National Social Awareness Fund, Inc., and Lincoln National Special Opportunities, Inc.

SECURITY BEING "CONSIDERED FOR PURCHASE OR SALE" OR "BEING PURCHASED OR SOLD" means when a recommendation to purchase or sell the security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

SECURITY "HELD OR TO BE ACQUIRED" BY THE FUND means (i) any Covered Security which, within the most recent fifteen days (a) is or has been held by the Fund; or (b) is being, or has been, considered by the Fund or its Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

"SUB-ADVISER" means each sub-adviser with whom the Adviser has entered into a written agreement pertaining to the management of a Fund's assets.


III.     PROHIBITED ACTIVITIES

A. The following restrictions apply to all ACCESS PERSONS AND INVESTMENT PERSONNEL.

     (1) No Access Person or Investment Personnel shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

     (2) No Access Person or Investment Personnel shall purchase or sell, directly or indirectly, any security which to his or her knowledge is being actively considered for purchase or sale by the Fund; except that this prohibition shall not apply to:

          (a) purchases or sales that are non-volitional on the part of either the Access Person or the Fund;

          (b) purchases which are part of an automatic dividend reinvestment plan;

          (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (d) other purchases and sales specifically approved by the Compliance Director, with advice of the Adviser's General Counsel and/or the Compliance Committee, and deemed appropriate because of unusual or unforeseen circumstances. A list of

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              securities excepted will be maintained by the Compliance Director.

B. In addition to the requirements noted in Section A, the following ADDITIONAL restrictions apply to ALL INVESTMENT PERSONNEL OF THE FUND OR THE ADVISER.

     (1) No Investment Personnel may execute a buy or sell order for an account in which he or she has Beneficial Ownership or control WITHIN SEVEN
          (7) CALENDAR DAYS BEFORE OR AFTER an investment company that he or she manages trades in that security.

     (2) Each Investment Personnel's personal transactions must be pre-cleared by using the Adviser's trading compliance system or a personal transaction pre-clearance form. The pre-clearance must be submitted prior to entering any orders for personal transactions. Pre-clearance is only valid for the day the form is submitted. If the order is not executed the same day, the pre-clearance form must be resubmitted.

     (3) All Investment Personnel are prohibited from purchasing any initial public offering.

     (4) All Investment Personnel are prohibited from purchasing any private placement without express PRIOR written consent from the Compliance Director. All private placement holdings are subject to disclosure to the Compliance Director. Any Investment Personnel or Portfolio Manager that holds a private placement must receive permission from the Compliance Director prior to any participation by such person in the Fund's consideration of an investment in the same issuer.

     (5) All Investment Personnel are prohibited from receiving anything of more than a DE MINIMIS value from any person or entity that does business with or on behalf of the Fund or client. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

     (6) All Investment Personnel require PRIOR written approval from the Compliance Director before they may serve on the board of directors of any public company.


IV.  REQUIRED REPORTS

A. The following reports are required to be made by ALL ACCESS PERSONS, INVESTMENT PERSONNEL AND INTERESTED DIRECTORS.

     (1) Provide an initial holdings report no later than 10 days after being named an Access Person that discloses all securities beneficially owned, either directly or indirectly, by the Access Person.

     (2) Provide an annual holdings report containing information regarding all beneficially owned, either directly or indirectly, securities holdings. This report must be current as of a date no more than 30 days before the report is submitted.

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     (3)  Disclose brokerage relationships at employment and at the time of opening any new brokerage account.

     (4) Direct their brokers to supply to the Compliance Director, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts.

     (5) Submit to the Compliance Director, no later than the tenth (10) day after the end of each calendar quarter, a personal transaction summary showing all transactions in securities in accounts which such person has or acquires any direct or indirect beneficial ownership. Each Independent Director or Manager shall submit quarterly reports ONLY for transactions where at the time of the transaction the Director or Manager knew, or in the ordinary course of fulfilling his official duties as a Director or Manager should have known, that during the fifteen day period immediately preceding the date of the transaction by the Director or Manager, such Covered Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

          Every report will contain the following information:

          (a) the date of the transaction, the name (title) and the number of shares, interest rate and maturity date (if applicable) and the principal amount of each Covered Security involved;

          (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (c)  the price at which the transaction was effected;

          (d)  the name of the broker, dealer or bank effecting the transaction;

          (e)  the date the report is submitted.

     (6) All Access Persons, Investment Personnel, Interested Directors must annually certify that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.


V.   ADMINISTRATIVE PROCEDURES

A. The Compliance Director will identify all Access Persons and Investment Personnel and will notify them of this classification and their obligations under this Code. The Compliance Director will also maintain procedures regarding the review of all reports required to be made under Rule 17j-1.

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B.   The Compliance Director shall report to the Adviser's General Counsel and the Compliance Committee any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. They will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Board of Directors or the Board of Managers. In reviewing this report, the Board will consider whether the appropriate sanctions were imposed. When the Adviser's General Counsel, Counsel to the Funds, and Compliance Director find that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(b), they may, in their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction to the Board.

C. All material purchases and sales specifically approved by the Compliance Director in accordance with Section A(2)(d) of Prohibited Activities, as described herein, shall be reported to the Board at its next regular meeting.

D. The Board of Directors and Board of Managers, including a majority of Independent Directors, must approve the Fund's Code, as well as the Code of any Adviser and Sub-Adviser. If an Adviser or Sub-Adviser makes a material changes to its Code, the Board must approve the material change within six months. The Board must base its approval of a Code of Ethics, or a material change to a Code, upon a determination that the Code contains provisions reasonable necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule 17j-1.

E. At least once a year, the management of the Fund shall request a written report from each Rule 17j-1 organization that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Rule 17j-1 organization, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations, and (2) certifies to the Fund's Board that the Rule 17j-1 organization has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.


VI.  CONFIDENTIALITY

     The Compliance Director shall keep all information and reports from any Access Person in strict confidence, subject only to disclosure as required by law or to the Compliance Committee as deemed necessary for compliance purposes.


VII. SUB-ADVISERS

     Certain Funds have Sub-Advisers that are responsible for providing some or substantially all of the investment advisory services required by such Funds, including day-to-day


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     investment management of the Fund's portfolios.
     Most of the Sub-Advisers are entities that are unaffiliated with the Adviser. As a result, Advisory Personnel of the Sub-Advisers who may have access to information regarding a Fund's portfolio activities are in most cases not employees of, and not under the control of, the Fund or Adviser. In addition, most, if not all, of the Sub-Advisers advise other open-end investment companies that are unaffiliated with the Fund or the Adviser. The Rule also requires each Sub-Adviser to adopt its own code of ethics.

     The foregoing situation, while not uncommon in the industry, presents potentially difficult issues of coordinating the Fund's Code of Ethics with those of the Sub-Advisers.

     The Board of Directors or Board of Managers of each Fund that uses a Sub-Adviser, including a majority of directors who are not interested persons of the Fund, has approved the relevant Sub-Adviser's code of ethics based on a determination that the code contains provisions reasonably necessary to prevent the Sub-Adviser's Access Persons from engaging in any conduct prohibited by paragraph (b) of the Rule. The codes of ethics adopted by each Sub-Adviser contain many, if not all, of the same provisions that appear in this Code of Ethics, and are otherwise substantially similar to this Code in many material respects. Accordingly, in furtherance of the purposes of this Code of Ethics, the Compliance Director shall take the steps set out below.

     A. PERIODIC COMPLIANCE REPORTS. The Compliance Director shall, in his or her discretion, periodically request and receive reports from each Sub-Adviser on compliance matters arising under the Sub-Adviser's code of ethics, including matters such as any material violations thereof and sanctions imposed in response to any such violations. The Compliance Director shall review such reports and, in consultation with the Compliance Committee, follow-up with each Sub-Adviser on any matters as appropriate. These reports shall be delivered at least annually to the Fund's Board of Directors or Board of Managers.

     B. ANNUAL CERTIFICATIONS. The Compliance Director shall, at least annually, request and receive from each Sub-Adviser a written certification that the Sub-Adviser has adopted procedures that are reasonably necessary to prevent violations of the Sub-Adviser's code of ethics. The Compliance Officer shall provide such written certification to each Fund's Board of Directors or Board of Managers, as applicable, for its consideration. The Sub-Advisers may include such certification in the periodic compliance reports requested pursuant to Section VII.A., above.

     C. RECORDS. The Compliance Director shall maintain all records required by the Rule, including records of reports and certifications provided by the Sub-Adviser pursuant to the Sections VII.A and B., above.

     D. MATERIAL CHANGES TO CODE. The Compliance Director shall request and receive copies of any material changes to a Sub-Adviser's code of ethics, and shall report

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          on the same to the applicable Fund's Board of
          Directors or Board of Managers so that the Board may consider whether to approve such change.












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